UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 24, 2019

MARINUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36576	20-0198082
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 N. Radnor Chester Rd, Suite 250 Radnor, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (484) 801-4670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2019, a decision was reached that Christopher M. Cashman, the president and chief executive officer of Marinus Pharmaceuticals, Inc. (the “Company”), will leave the Company effective March 18, 2019.  The Board of Directors (the “Board”) has retained an executive search firm to identify Mr. Cashman’s successor as chief executive officer.  On February 24, 2019, the Board appointed Scott Braunstein, M.D., currently a director of the Company, as executive chairman of the Company.

Dr. Braunstein has served on the Board since September 2018.  Dr. Braunstein is currently an operating partner at Aisling Capital since 2015.  From 2015 to 2018, he served as chief operating officer at Pacira Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the clinical and commercial development of products for acute care practitioners and their patients.  From 2014 to 2015, Dr. Braunstein served as a healthcare portfolio manager at Everpoint Asset Management, and, prior to that, spent 12 years at J.P. Morgan Asset Management in various capacities with the U.S. Equity team and the Global Healthcare team.  He currently serves on the Board of Directors of Esperion, Constellation Pharmaceuticals, Ziopharm, Trevena, and Site One, and as chairman at ArTara Therapeutics.  Dr. Braunstein began his career as a practicing physician, also serving as assistant clinical professor at Albert Einstein College of Medicine and Columbia University Medical Center.  He holds an M.D. from the Albert Einstein College of Medicine.

Also on February 24, 2019, Dr. Braunstein resigned from the Audit Committee of the Board, and the Board appointed Nicole Vitullo to the Audit Committee of the Board.

The Company has entered into an employment agreement with Dr. Braunstein dated as of February 26, 2019 (the “Employment Agreement”).  Under the Employment Agreement, Dr. Braunstein will have such duties consistent with the title of Executive Chairman as the Board assigns to him from time to time.  Dr. Braunstein has committed to service of two days per week, or approximately 40% of his business time as Executive Chairman.  His service will continue until the date he no longer provides that minimum time commitment in that capacity (the “End Date”).  He will be paid an annual base salary of $215,000 and will be eligible to receive a bonus of up to 50% of his base salary, as determined by the Board in its discretion, which bonus shall be prorated for 2019 based on the portion of the year during which the Executive is employed by the Company.  On February 26, 2019, Dr. Braunstein was granted a stock option under the Company’s 2014 Equity Incentive Plan, as amended, exercisable for the purchase of 240,000 shares of the Company’s Common Stock, subject to the execution of a stock option agreement in the form approved by the Company.  The exercise price of the stock option is $3.96 per share, which is equal to the last reported sale price on the Nasdaq Global Market on the grant date.  The stock option will vest in 24 equal monthly installments of 10,000 shares each, commencing on the grant date and continuing until the End Date; provided that, if the End Date occurs before the option is vested in full, the final installment will vest on a pro-rata basis based on the number of days served during the respective month.  Vested options will expire on the earlier of the one-year anniversary after Executive’s continuous service on the Board of Directors terminates or ten years after the grant date.

Item 9.01.                                        Financial Statements and Exhibits.

(d)              Exhibits

Exhibit No.	Description

99.1	Press Release, dated February 26, 2019, of Marinus Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARINUS PHARMACEUTICALS, INC.

	By:	/s/ Edward Smith
Edward Smith,
Vice President, Chief Financial Officer,
Secretary and Treasurer

Date: February 28, 2019